Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Number 333-202789

Final Term Sheet

3.157% Notes due 2020
4.134% Notes due 2025

3.157% Notes due 2020

Issuer:	Ford Motor Credit Company LLC

Trade Date:	July 30, 2015

Settlement Date:	August 4, 2015 (T+3)

Stated Maturity:	August 4, 2020

Principal Amount:	$1,300,000,000

Interest Rate:	3.157%

Benchmark Treasury:	1.625% due June 30, 2020

Benchmark Treasury Price and Yield:	100-02 ¾; 1.607%

Spread to Benchmark Treasury:	+155 basis points

Yield to Maturity:	3.157%

Price to Public:	100.000% of principal amount plus accrued interest from the Settlement Date

Underwriters’ Commission:	0.350%

Net Proceeds (Before Expenses) to Issuer:	$1,295,450,000 (99.650%)

Interest Payment Dates:	Semi-annually on each February 4 and August 4, beginning February 4, 2016

Joint Book-Running Managers:	Barclays Capital Inc. BNP Paribas Securities Corp. Citigroup Global Markets Inc. Mizuho Securities USA Inc. Morgan Stanley & Co. LLC

Co-Managers:	ANZ Securities, Inc. CIBC World Markets Corp. Commerz Markets LLC UniCredit Capital Markets LLC US Bancorp Investments, Inc.

CUSIP/ISIN:	345397XK4 / US345397XK41

4.134% Notes due 2025

Issuer:	Ford Motor Credit Company LLC

Trade Date:	July 30, 2015

Settlement Date:	August 4, 2015 (T+3)

Stated Maturity:	August 4, 2025

Principal Amount:	$700,000,000

Interest Rate:	4.134%

Benchmark Treasury:	2.125% due May 15, 2025

Benchmark Treasury Price and Yield:	98-26+; 2.259%

Spread to Benchmark Treasury:	+187.5 basis points

Yield to Maturity:	4.134%

Price to Public:	100.000% of principal amount plus accrued interest from the Settlement Date

Underwriters’ Commission:	0.450%

Net Proceeds (Before Expenses) to Issuer:	$696,850,000 (99.550%)

Interest Payment Dates:	Semi-annually on each February 4 and August 4, beginning February 4, 2016

Joint Book-Running Managers:	Barclays Capital Inc. BNP Paribas Securities Corp. Citigroup Global Markets Inc. Mizuho Securities USA Inc. Morgan Stanley & Co. LLC

Co-Managers:	ANZ Securities, Inc. CIBC World Markets Corp. Commerz Markets LLC UniCredit Capital Markets LLC US Bancorp Investments, Inc.

CUSIP/ISIN:	345397XL2 / US34597XL24

The issuer has filed a registration statement, including a prospectus and a preliminary prospectus supplement, with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus and the preliminary prospectus supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the preliminary prospectus supplement (or, if available, the prospectus supplement) if you request it by calling Barclays Capital Inc. toll-free at 1-888-603-5847, BNP Paribas Securities Corp. toll free at 1-800-854-

5674, Citigroup Global Markets Inc. toll free at 1-800-831-9146, Mizuho Securities USA Inc. toll free at 1-866-271-7403 and Morgan Stanley & Co. LLC toll free at 1-866-718-1649.